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                                                                    Exhibit 23.2

                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
BFC Financial Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-12543) of BFC Financial Corporation of our report dated February 3, 2003, with respect to the consolidated statement of financial condition of BFC Financial Corporation and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2002, which report appears in the December 31, 2003 annual report on Form 10-K of BFC Financial Corporation.

Our report refers to a change in method of accounting for goodwill and intangible assets in 2002 and for derivative instruments and hedging activities in 2001.



KPMG LLP


Fort Lauderdale, Florida
March 29, 2004